Exhibit 99.1

NEWS AT FINANCIAL RELATIONS BOARD: Victoria Baker Investor/Media Inquiries 703-796-1798

DUPONT FABROS TECHNOLOGY, INC. NAMES NEW

CHIEF FINANCIAL OFFICER

WASHINGTON, DC, June 17, 2008 — DuPont Fabros Technology, Inc. (NYSE: DFT), a real estate investment trust specializing in the ownership, development, operation and management of wholesale data centers, today announced the appointment of Mark L. Wetzel as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Wetzel, 49, succeeds Steven G. Osgood and will assume his new responsibilities in early July 2008 at the Company’s corporate headquarters in Washington, DC.

Mr. Wetzel has broad public company experience as a senior financial executive at two large-cap REIT’s. Mr. Wetzel was most recently a Division CFO at Vornado Realty Trust (NYSE: VNO) working at the company’s Merchandise Mart division. There, he was responsible for the budgeting, forecasting, acquisition due diligence, valuations, accounting, tax, banking, investor relations and IT functions.

From 1994 to 2006 Mr. Wetzel was a corporate officer at Equity Residential, most recently serving as Senior Vice President and Chief Accounting Officer. During this time, Mr. Wetzel assumed increasing levels of management responsibility for the financial planning and budgeting, accounting, corporate reporting and SEC compliance functions for groups totaling more than 100 officers and associates in multiple locations. He assisted capital markets on multiple debt and equity issuances and integrated the financial operations of over $4 billion in acquisitions.

From 1991 to 1994 Mr. Wetzel was Director of Finance at a privately held company with interests in real estate, government contracting and technology services. From 1982 to 1991 he was employed by PriceWaterhouseCoopers LLC, most recently as a Senior Manager, where he served as financial advisor to domestic and international companies in the firm’s Washington, DC, Cincinnati and London offices.

Mr. Wetzel received a Master of Business Administration degree from Xavier University and a Bachelor of Science degree in Accounting from Gannon University. He is a Certified Public Accountant (non-practicing).

Said Lammot J. du Pont, Executive Chairman of DuPont Fabros Technology, “Mark’s high level of experience and significant accomplishments in public company financial operations will be instrumental to DFT as we continue to execute our business strategy. As Chief Financial Officer, Mark’s contributions will build upon a talented senior management team and we welcome him.”

Mr. du Pont added, “We are profoundly grateful for Steve Osgood’s important and meaningful contributions and his role in our Company’s evolution from private to public. On behalf of the Board, management team, and staff at every level, we wish him continued success in his career path.”

About DuPont Fabros Technology, Inc.

DuPont Fabros Technology, Inc. (NYSE: DFT) is a real estate investment trust (REIT) and leading owner, developer, operator and manager of wholesale data centers. The Company’s data centers are highly specialized, secure facilities used primarily by national and international technology companies to house, power and cool the computer servers that support many of their most critical business processes. DuPont Fabros Technology is headquartered in Washington, DC. For more information please visit www.dft.com.

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